Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

SECOND QUARTER 2005 RESULTS

– Announces Completion of the Spectra-Physics Integration Program –

– Forecasts Sales and Earnings Growth for Third Quarter of 2005 –

Irvine, California – July 28, 2005 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its second quarter ended July 2, 2005, and provided guidance regarding its expected performance in the third quarter of 2005.

All discussions in this press release refer to continuing operations unless otherwise indicated.

Sales for the second quarter of 2005 totaled $97.5 million, slightly higher than the first quarter sales of $97.0 million. The breakdown of second quarter sales by market was as follows: scientific research, aerospace and defense/security markets totaled approximately 38%; the microelectronics market was approximately 29%; the life and health sciences market was approximately 16%; and industrial and other end markets combined totaled approximately 17% of total sales.

Sales for the first half of 2005 were $194.5 million. The breakdown of sales by market for the first half of 2005 was as follows: scientific research, aerospace and defense/security markets totaled approximately 39%; the microelectronics market was approximately 26%; the life and health sciences market was approximately 17%; and industrial and other end markets combined totaled approximately 18% of total sales.

New orders received totaled $100.5 million in the second quarter, which resulted in a book-to-bill ratio of 1.03. Robert G. Deuster, chairman and chief executive officer, stated, “We are encouraged by our book-to-bill ratio exceeding one again in the second quarter, the fifth consecutive quarter that our new orders have exceeded our shipments. During the quarter, we received follow-on orders of approximately $8 million from our largest computer peripherals customer for automated systems used in their manufacturing process. These tools, which incorporate our precision optics, Spectra-Physics lasers, and microelectronics assembly and automation expertise, are a very good example of our ability to combine our products into highly engineered tools that serve our customers’ challenging applications.”

The breakdown of second quarter orders by end market was as follows: scientific research, aerospace and defense/security markets totaled approximately 41%; the microelectronics market was approximately 29%; the life and health sciences market was approximately 14%; and industrial and other end markets combined were approximately 16%.

The breakdown of orders by end market for the first half of 2005 was as follows: scientific research, aerospace and defense/security markets totaled approximately 37%; the microelectronics market was approximately 31%; the life and health sciences market was approximately 15%; and industrial and other end markets combined were approximately 17%.

Deuster stated, “Our first half results clearly illustrate the benefits provided by the greater balance in our end markets, which has lessened our exposure to the cyclical microelectronics market. Our first half sales of $194.5 million were higher than the $191.7 million that they would have been in the first half of 2004 had the Spectra-Physics sales been included, due to sales increases in each of our other strategic end markets, despite a 12% reduction in our sales to microelectronics customers on a year-over-year basis. In addition, new orders in the first half of 2005 of $201.8 million grew approximately 4% compared with what they would have been in the first half of 2004 had the Spectra-Physics orders been included, despite a 3% reduction in orders from microelectronics customers during this period. Similar to the sales results, our orders in the first half of 2005 increased compared with the first half of 2004 in each of our strategic end markets other than microelectronics.”

The company’s gross margin was 41.4% for the second quarter and 41.6% for the first half of 2005. According to Deuster, “As we achieve further increases in sales and complete the exit of our manufacturing operations in Oroville, California, we believe that we will be able to sustain gross margins in the low- to mid-40 percent range going forward.”

Selling, general and administrative (SG&A) expenses for the second quarter of 2005 of $25.1 million were flat compared with the first quarter of 2005, representing 25.8% of second quarter 2005 net sales and 25.9% of first quarter 2005 net sales. SG&A expenses for the first half of 2005 were $50.2 million, or 25.8% of net sales.

Research and development (R&D) expenses for the second quarter of 2005 were $8.9 million, or 9.2% of net sales, compared with $8.8 million, or 9.0% of net sales, in the first quarter of 2005. R&D expenses for the first half of 2005 were $17.7 million, or 9.1% of net sales.

Interest and other expense, net, totaled $0.8 million for the second quarter of 2005, and totaled $1.2 million for the first half of 2005.

The income tax provision was $0.8 million for the second quarter of 2005, and was $1.9 million for the first half of 2005.

Based on the factors noted, the company reported second quarter income from continuing operations of $4.7 million, or $0.11 per diluted share. This was offset in part by a loss of $1.8 million, or $0.05 per diluted share, from discontinued operations, resulting in net income of $2.9 million, or $0.06 per diluted share.

For the first half of 2005, the company reported income from continuing operations of $9.9 million, or $0.22 per diluted share, which was offset in part by a loss of $5.5 million, or $0.12 per diluted share, from discontinued operations. In addition, the company recorded an extraordinary gain of $2.9 million, or $0.07 per diluted share, from a favorable legal settlement during the first quarter. Including these items, the company reported net income of $7.3 million, or $0.17 per diluted share, in the first half of 2005.

Deuster stated, “On July 16th, we reached the one year anniversary of our acquisition of Spectra-Physics. This week, we are completing the last remaining major integration project, the exit of our manufacturing operations in Oroville, CA. We have transitioned the operations of Oroville to other Newport facilities and outside suppliers, and expect to begin to realize the savings from these actions beginning in the middle of the third quarter of 2005.”

The company had $60.1 million in cash, cash equivalents and marketable securities at the end of the second quarter of 2005, compared with $101.4 million at the beginning of the quarter. The company had announced previously that during the second quarter it purchased the 3.2 million outstanding shares that it had issued to Thermo Electron Corporation in connection with the acquisition of Spectra-Physics. These shares, which had been valued at $50 million at the time of the transaction, were purchased at an average price of $13.56, or $43.7 million in total. In addition, the company noted that it had purchased an additional 0.2 million shares in the open market in the second quarter for a total of $2.4 million. Excluding the cash paid for these share purchases, which totaled $46.1 million, the company’s cash position would have increased by $4.8 million during the quarter.

THIRD QUARTER 2005 BUSINESS OUTLOOK

The following statements are based on current expectations of the company’s management based on available information. The guidance is for continuing operations only. These statements are forward-looking and actual results may differ materially as a result of the factors more specifically referenced below under the caption “SAFE HARBOR STATEMENT.”

Sales for the third quarter of 2005 are expected to be in the range of $99 million to $102 million.

Gross margin for the third quarter of 2005 is expected to be slightly higher than the second quarter level.

SG&A expenses for the third quarter of 2005 are expected to be flat or slightly lower compared with the second quarter of 2005.

R&D spending for the third quarter of 2005 is expected to be similar to the second quarter level.

The company expects to incur interest and other expense, net, of approximately $0.7 million in the third quarter of 2005.

The company expects its income tax rate to be approximately 15%-16% in the third quarter of 2005, due primarily to certain state minimum taxes and taxes in certain foreign jurisdictions.

As a result of the purchase of its shares during the second quarter, the company expects the number of diluted common shares for the third quarter of 2005 to be in the range of 41 million to 42 million.

For the third quarter of 2005, based on the factors noted above, the company expects to record income from continuing operations in the range of $0.13 to $0.16 per share.

The company anticipates generating cash in the third quarter of 2005 in the range of $5.0 million to $8.0 million.

In the first quarter of 2005, the company decided to divest its robotic systems operations located in Richmond, California. The operation is currently being marketed for sale. Any gain or loss on a sale of this operation would be included in discontinued operations and is not included in the current guidance. In addition, any potential cash proceeds are not included in the guidance.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to the scientific research, microelectronics, life and health sciences, aerospace, defense/security and general industrial markets. The company provides components and integrated subsystems to manufacturers of semiconductor processing equipment, biomedical instrumentation and medical devices, advanced automated assembly and test systems to manufacturers of communications and electronics devices, and a broad array of high-precision systems, components and instruments to commercial, academic and government customers worldwide. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, precision automation, sub-micron positioning systems, vibration isolation and optical subsystems to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s Midcap 400 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert G. Deuster, chairman and chief executive officer, and Charles F. Cargile, senior vice president and chief financial officer, will host an investor conference call today, July 28, 2005,

at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s second quarter results and outlook for the third quarter of 2005. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.newport.com/Investors and www.fulldisclosure.com. The call also will be available to investors and analysts by dialing (800) 479-9001 within the U.S. and Canada or (719) 457-2618 from abroad. The Webcast will be archived on both Web sites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling (888) 203-1112 within the US and Canada and (719) 457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time (5:00 p.m. Pacific time) on July 28, 2005, through midnight Eastern time on Wednesday, August 3, 2005. The replay confirmation code is 4285995.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation the statements under the heading “Third Quarter 2005 Business Outlook” and the statements made by Robert G. Deuster regarding the company’s completion of its integration program, its future sales growth and its future gross margins, that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. As discussed in Newport’s Annual Report on Form 10-K for the year ended January 1, 2005, and in Newport’s Quarterly Report on Form 10-Q for the quarter ended April 2, 2005, assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the ability of Newport to successfully integrate Spectra-Physics with Newport and the contributions of Spectra-Physics to Newport’s operating results; the timing of acquisition and divestiture activities and the amounts of charges associated with those activities; the ability of Newport’s management team to manage the combined operations of Newport and Spectra-Physics; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products, particularly those targeting the company’s strategic markets, will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Newport Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net sales	$97,520	$40,146	$194,511	$76,052
Cost of sales	57,185	25,123	113,625	48,188

Gross profit	40,335	15,023	80,886	27,864

Selling, general and administrative expense	25,127	9,281	50,238	19,049
Research and development expense	8,925	3,053	17,652	6,070

Operating income	6,283	2,689	12,996	2,745

Interest and other income (expense), net	(759)	1,057	(1,197)	2,556

Income from continuing operations before income taxes	5,524	3,746	11,799	5,301
Income tax provision (benefit)	801	40	1,887	(160)

Income from continuing operations before extraordinary gain	4,723	3,706	9,912	5,461

Loss from discontinued operations, net of income taxes	(1,864)	(999)	(5,455)	(1,613)
Extraordinary gain on settlement of litigation	—	—	2,891	—

Net income	$2,859	$2,707	$7,348	$3,848

Basic income (loss) per share:
Income from continuing operations before extraordinary gain	$0.11	$0.09	$0.23	$0.14
Loss from discontinued operations, net of income taxes	(0.04)	(0.02)	(0.13)	(0.04)
Extraordinary gain on settlement of litigation	—	—	0.07	—

Net income	$0.07	$0.07	$0.17	$0.10

Diluted income (loss) per share:
Income from continuing operations	$0.11	$0.09	$0.22	$0.13
Loss from discontinued operations, net of income taxes	(0.05)	(0.02)	(0.12)	(0.04)
Extraordinary gain on settlement of litigation	—	—	0.07	—

Net income	$0.06	$0.07	$0.17	$0.09

Shares used in computation of income (loss) per share:
Basic	42,727	39,308	42,808	39,234
Diluted	44,263	41,074	44,321	41,241

Other operating data:
New orders received during the period	$100,534	$42,986	$201,839	$81,325
Backlog at end of period scheduled to ship within 12 months			$102,225	$32,849

Newport Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	July 2, 2005	January 1, 2005
Assets
Current assets:
Cash and cash equivalents	$27,338	$41,443
Marketable securities	32,788	66,739
Accounts receivable, net	64,165	63,334
Notes receivable, net	4,554	6,891
Inventories	73,729	75,257
Prepaid expenses and other current assets	8,921	8,710
Assets of discontinued operations	15,347	18,400

Total current assets	226,842	280,774

Property and equipment, net	51,295	55,577
Goodwill	176,235	176,235
Intangible assets, net	52,330	54,420
Investments and other assets	10,379	11,462

	$517,081	$578,468

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$10,387	$17,186
Accounts payable	22,290	22,328
Accrued payroll and related expenses	15,929	20,739
Accrued expenses and other current liabilities	28,430	32,012
Accrued restructuring costs	1,497	2,672
Obligations under capital leases	77	161
Liabilities of discontinued operations	2,375	3,474

Total current liabilities	80,985	98,572

Long-term debt	49,782	46,716
Obligations under capital leases, less current portion	1,362	1,576
Accrued pension, restructuring costs and other liabilities	14,267	16,095

Stockholders’ equity	370,685	415,509

	$517,081	$578,468